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                                                                   EXHIBIT 11.0

                                 ErgoBilt, Inc.
                         Earnings per Share Calculation
                          Second Quarter Ended 6/30/97



                                                      1997             1996
                                                    13 WEEKS         13 WEEKS
                                                   ----------       -----------
WEIGHTED AVERAGE SHARES AND EQUIVALENT
SHARES OUTSTANDING

           COMMON STOCK OUTSTANDING                 6,056,000         2,770,285
           COMMON STOCK EQUIVALENTS                    12,885                --

                                                   ----------       -----------
           SHARES OUTSTANDING                       6,068,885         2,770,285
                                                   ==========       ===========

           NET PROFIT (LOSS)                       $  664,239       $   (60,621)

           NET PROFIT (LOSS) PER SHARE             $     0.11       $     (0.02)
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